EXHIBIT 10.1

STOCK COMPENSATION PLAN AGREEMENT

This Stock Compensation Plan Agreement (the “Agreement”) dated as of October 6, 2006 by and between North American Technologies Group, Inc., a Delaware corporation (the “Company”) and Neal Kaufman, its chief executive officer (“Executive”), each of whom is separately referred to as a “Party” and together as the “Parties”

WITNESSETH

WHEREAS, effective as of January 1, 2006, the Parties entered into an Employment Agreement (the “Employment Agreement”) whereby the Company agreed to employ Executive, and Executive agreed to serve, as chief executive officer of the Company, on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to Section 5(b) of the Employment Agreement, Executive was granted options under the Company’s 2005 Stock Option Plan (the “Plan”) to purchase an aggregate of 4.8 million shares of the Company’s common stock (the “January Options”), 2.4 million shares of which had an exercise price of $0.18 per share and 2.4 million shares of which had an exercise price of $0.30 per share (the “January Exercise Prices”), which January Options are subject to the vesting schedule and other terms and conditions set forth in the Employment Agreement;

WHEREAS, it was the agreement and intent of the Parties that Executive receive options to purchase a number of shares equal to four percent of the outstanding shares of common stock of the Company on a fully diluted basis as of the effective date of the Employment Agreement, which should have resulted in the grant to Executive of options to purchase an aggregate of 9 million shares of the Company’s common stock on the basis of the approximately 225 million shares of common stock outstanding on a fully diluted basis at that time;

WHEREAS, the Company has corrected this error in calculation in part by granting to Executive options to purchase an additional 4.2 million shares of the Company’s common stock (the “October Options”) on October 6, 2006 (the “October Options Grant Date”), which October Options have been granted under the Plan and have the same terms and provisions and are subject to the same vesting schedule as the January Options, but which have an exercise price equal to 100% of the fair market value of the Company’s common stock on the October Options Grant Date (the “October Exercise Price”);

WHEREAS, the October Exercise Price is greater than the January Exercise Prices, and thus in order for Executive to exercise options to purchase an aggregate of 9 million shares of the Company’s common stock, Executive will need to pay an additional amount above that which was originally contemplated by the Parties, which additional amount is equal to the difference between the October Exercise Price and the January Exercise Prices multiplied by the number of October Options (the “Delta”), as calculated in Section 1 below;

WHEREAS, the Company has agreed to reimburse Executive for the extra costs associated with the Delta on prescribed dates set forth in Section 3 hereof by issuing the number of shares of Company common stock equal in value to that portion of the Delta which is payable on such dates (the “Restricted Shares”) divided by the closing price per share of the Company’s common stock as quoted on the securities trading market on which the Company’s common stock is then publicly traded which has the greatest average daily trading volume (the “Share Price”) on such respective dates or, if no Share Price is quoted for such date, then on the next day upon which a Share Price is so quoted; and

WHEREAS, Executive has agreed to accept the October Options and the Restricted Shares on the terms and subject to the conditions set forth herein and in the Plan and related Stock Option Agreement, and to release the Company from any further claim related to the failure by the Company to issue options in January 2006 sufficient to allow Executive to purchase an aggregate of 9 million shares of the Company’s common stock;

NOW THEREFORE, in consideration of the mutual promises and consideration herein expressed, and agreeing to be lawfully bound hereby, the Parties do hereby agree as follows:

1. Calculation of Delta. The amount of the Delta is $420,000, calculated as set forth below:

Vesting Date	No. of Option Shares	January Exercise Price	October Exercise Price	Difference Per Share	Amount of Delta
10/06/06	2,100,000	$0.18	$0.34	$0.16	$336,000
12/31/07	1,050,000	$0.30	$0.34	$0.04	42,000
12/31/08	1,050,000	$0.30	$0.34	$0.04	42,000
TOTAL	4,200,000				$420,000

The Company hereby grants, issues and awards to Executive, at no cost to Executive, and Executive hereby accepts, the amount of the Delta payable in Restricted Shares at the Share Price on the Payment Dates as set forth below.

2. Vesting of Restricted Shares. Subject to Section 4 hereof, Executive shall be entitled to receive Restricted Shares representing that portion of the Delta becoming vested pursuant to the vesting schedule set forth below but payable on the Payment Date. Vesting of the right to receive the Delta shall be contingent upon the vesting of the right to receive an equal percentage of the October Options. Unless provided otherwise in this Agreement, upon Executive’s termination of employment with the Company for any reason, including without limitation, death, disability, retirement, termination by the Company with or without cause, or voluntary resignation by Executive for any reason or no reason, the right to receive payment of the outstanding Delta in any form, including Restricted Shares, shall immediately terminate as to any portion which has not vested.

Vesting Date	% of Delta Vested
October Options Grant Date	80%
December 31, 2007 December 31, 2008	10 10	% %

3. Payment of Restricted Shares. The Company shall issue the Restricted Shares to Executive on the earlier to occur of: (1) the predetermined scheduled dates set forth in Section 3(i) below (each a “Scheduled Payment Date”) or (2) any of the events listed in Section 3(ii) below (each an “Early Payment Date,” and together with the Scheduled Payment Dates, the “Payment Dates”).

(i) If no Early Payment Date has occurred, the Restricted Shares shall be issued on each Scheduled Payment Date in the amounts calculated as set forth below:

(A) on the first trading day of each calendar quarter beginning with January 1, 2008 and ending with October 1, 2008, the Company shall issue a number of Restricted Shares equal to (x) the greater of 6.25% of the Delta or $25,000, (y) divided by the Share Price on each such Scheduled Payment Date, rounded to the nearest whole Restricted Share;

(B) on the first trading day of each of the first three calendar quarters beginning with January 1, 2009 and ending with July 1, 2009, the Company shall issue a number of Restricted Shares equal to (x) the greater of $25,000 or 25% of the remaining balance of the Delta as of January 1, 2009, divided by (y) the Share Price on each such Scheduled Payment Date, rounded to the nearest whole Restricted Share; and

(C) on October 1, 2009, the Company shall issue a number of Restricted Shares equal to the remaining balance of the Delta divided by the Share Price on that Payment Date, rounded to the nearest whole Restricted Share.

(ii) Upon an Early Payment Date, Executive, Executive’s estate or any person who acquires the right to receive the Restricted Shares as a conservator or guardian or otherwise, will be entitled to receive Restricted Shares equal to (x) the full amount of the Delta that has vested pursuant to Section 2 less any amounts that have already been distributed pursuant to Section 3(i), divided by (y) the Share Price on such Early Payment Date, rounded to the nearest whole Restricted Share. An Early Payment Date shall be any of the following:

(A) the date upon which a “change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company” occurs (as defined in Section 1.409A-3(g)(5) of the Code of Federal Regulations);

(B) the date which is six months following the Executive’s “Separation From Service” (as defined in Section 1.409A-1(h)(1) of the Code of Federal Regulations);

(C) the date of Executive’s death;

(D) the date upon which Executive becomes “Disabled” (as defined in Section 409A(a)(2)(C) of the Code); or

(E) an “Unforeseeable Emergency” (as defined in Section 409A(a)(2)(B)(ii) of the Code); provided, however, that the value of the amount of Restricted Shares that may be issued may not exceed the amount allowed under Section 409A(a)(2)(B)(ii)(II) of the Code and the regulations issued thereunder relating to limitation on the amount of distributions in the case of an Unforeseeable Emergency.

(iii) If an Early Payment Date occurs prior to the Delta becoming fully vested such that the Delta cannot be fully distributed to Executive on such Early Payment Date, then Executive shall be entitled to receive, on the first Payment Date following the vesting of any portion of the Delta (the “Closest Payment Date”), Restricted Shares equal to (x) the amount of the Delta that has become vested since the Early Payment Date, divided by (y) the Share Price on such Closest Payment Date, rounded to the nearest whole Restricted Share. Any portion of the Delta that still remains unvested and thus undistributed on the Closest Payment Date shall continue to be distributed in accordance with this Section 3(iii).

Except for the convention of rounding to the nearest whole Restricted Share described in this Section 3, in no event shall the Company issue Restricted Shares having a value in excess of the amount of the Delta which is vested as of the applicable Payment Date. The Restricted Shares, when so issued, shall be the duly authorized, validly issued, fully paid and nonassessable shares of the Company’s common stock outstanding, with no further restrictions on transfer placed on them by the Company, but subject to those restrictions imposed by federal and state securities laws.

4. Termination of Employment by Vesting Date. In the event Executive is not the President and Chief Executive Officer of the Company for any reason on a vesting date set forth in Section 2, the portion of the Delta to be vested on that vesting date shall not vest and shall lapse. Notwithstanding the foregoing, nothing in this Section or in this Agreement shall be interpreted as relieving the Company of its obligation to pay any portion of the Delta that has vested pursuant to Section 2 but which remains unpaid for any reason.

5. Registration of Restricted Shares. The Restricted Shares may be issued only if they are duly registered under the Securities Act of 1933 and applicable state securities laws, or unless their issuance is exempt from such registrations. The Company will register the sale of the Restricted Shares on a registration statement on Form S-8 filed by it with the Securities and Exchange Commission, which registration statement shall cover both the Restricted Shares and all of the shares issuable under the Plan, and will use its best efforts to maintain that registration statement effective for so long as Executive holds the Restricted Shares or unexercised options (including but not limited to the January Options and the October Options).

6. No Employment Commitment. Executive acknowledges that neither the grant of the Restricted Shares nor the execution of this Agreement by the Company shall be interpreted or construed as imposing upon the Company an obligation to retain his services for any stated period of time, which employment shall continue to be governed by the terms of Executive’s Employment Agreement.

7. Employment Tax. The Company shall reimburse to Executive in cash (i) the amount of employment taxes due and payable by him on that portion of the Delta which vests on each vesting date as set forth in Section 2 hereof, and (ii) the amount of taxes payable by Executive on such reimbursed amount (including, without limitation, any income tax, employment tax or excise tax), assuming that Executive is liable to pay such applicable taxes based on the highest marginal rate for each such tax, up to a maximum of $15,000 in the aggregate. The parties intend as a result of the application of this Section 7, that Executive shall not be responsible for bearing up to $15,000 of the costs in employment taxes on the value of the Delta which he is entitled to receive. The amount of reimbursement due Executive hereunder shall be remitted by the Company to the relevant tax authorities for the benefit of Executive at such times required by applicable law governing the Company’s withholding obligations, and any remaining amount shall be paid to Executive no later than ten business days thereafter.

8. 10b5-1 Plan. The Company shall cooperate in the establishment by Executive of a plan for the sale by Executive of the Restricted Shares, and any other shares desired to be disposed of by Executive, in an orderly manner and at predetermined dates and amounts under the provisions of Rule 10b5-1 of the Securities Exchange Act of 1934. Executive acknowledges and agrees that the establishment of such a plan, and any amendment or termination thereof, must be made while he is not in possession of material, inside information regarding the Company.

9. Release. Executive, on behalf of himself and his heirs, successors and assigns, does hereby forever release, discharge and acquit the Company, and each of its affiliates, officers, directors, attorneys, agents and employees and their respective successors, heirs, and assigns, of and from any and all claims, demands, obligations, liabilities, breaches of contract and breaches of duty of every type or character which in any way arise out of, are connected with or related to the failure by the Company to issue options in January 2006 sufficient to allow Executive to purchase an aggregate of 9 million shares of the Company’s common stock. The foregoing release shall not apply to breaches of any covenants made by the Parties in this Agreement, the Employment Agreement, any Stock Option Award Agreement documenting the grant of the January Options, the October Options or otherwise, or any other document delivered in connection with any of the foregoing.

10. Non-Transferability. The rights granted to Executive hereunder are transferable and assignable by Executive only to the extent Executive’s rights under Executive’s Stock Option Award Agreement for the January Options or October Options are transferable or assignable.

IN WITNESS WHEREOF, this Agreement is executed and entered into effective on the day and year first above expressed.

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

By:	/s/ John T. Corcia
John T. Corcia, Chairman of the Compensation Committee

EXECUTIVE

/s/ Neal P. Kaufman
Neal P. Kaufman